As filed with the Securities and Exchange Commission on April 7, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEUROLOGIX, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	06-1582875
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
One Bridge Plaza
Fort Lee, New Jersey 07024
(Address of Principal Executive Offices) (Zip Code)

Neurologix, Inc. 2000 Stock Option Plan
(Full title of the plan)

Marc L. Panoff
Neurologix, Inc.
One Bridge Plaza
Fort Lee, New Jersey 07024
(201) 592-6451
(Name, address, and telephone number of agent for service)
with a copy to:
David B. Hertzog, Esq.
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166-4193
(212) 294-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

			Proposed
			maximum	Proposed
			offering	maximum
Title of securities	Amount to		price	aggregate	Amount of
to be registered	be registered (1)		per share	offering price	registration fee
Common Stock, par value $0.001, pursuant to the Neurologix, Inc. 2000 Stock Option Plan, as amended	2,649,000	(2)	$0.64 (3)	$1,695,360	$196.83
Common Stock, par value $0.001, pursuant to the Neurologix, Inc. 2000 Stock Option Plan, as amended	1,551,000	(4)	$0.80 (5)	$1,240,800	$144.06
Total	4,200,000			$2,936,160	$340.89

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of the Registrant’s common stock that become issuable under the Neurologix, Inc. 2000 Stock Option Plan, as amended, as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of common stock of the Registrant.

(2)	Represents the number of shares of the Registrant’s common stock issuable upon exercise of outstanding options under the Neurologix, Inc. 2000 Stock Option Plan.

(3)
Computed in accordance with Rule 457(h) under the Securities Act, based on the weighted average exercise price of $0.64 per share of the 2,649,000 options outstanding under the Neurologix, Inc. 2000 Stock Option Plan.

(4)	Represents the number of shares of the Registrant’s common stock issuable upon the exercise of options available to be issued under the Neurologix, Inc. 2000 Stock Option Plan.

(5)
Estimated solely for the purpose of determining the registration fee. Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act on the basis of the average of the bid and asked prices for the Registrant’s common stock on April 4, 2011, as reported by the Over-the-Counter Bulletin Board.

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, this Registration Statement registers an additional 4,200,000 shares of common stock, par value $0.001 per share, of Neurologix, Inc., a Delaware corporation (the “Registrant”), that may be issued pursuant to the Registrant’s 2000 Stock Option Plan, as amended (the “Plan”). The Plan was initially approved by the Registrant’s Board of Directors on March 28, 2000 and by the Registrant’s stockholders at the Annual Meeting of Stockholders held on September 12, 2000. The Plan was amended in 2008 and 2010 to increase the number of shares available for issuance pursuant to the Plan from 3,800,000 to 6,000,000 and from 6,000,000 to 8,000,000, respectively, thereby necessitating the filing of this Registration Statement to register the additional 4,200,000 shares of common stock made available under the Plan as a result of such amendments.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant shall deliver the document containing the information in Part I of this Registration Statement on Form S-8 to each participant in the Plan, as specified by Rule 428(b)(1) under the Securities Act. Such document is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). Such document and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The contents of the Registration Statement on Form S-8 filed by the Registrant on August 28, 2006 (Registration Statement No. 333-136943) are incorporated by reference into this Registration Statement.
Item 8. Exhibits.
The following documents are filed as exhibits to this Registration Statement:

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement).

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lee, New Jersey on this 7th day of April, 2011.

NEUROLOGIX, INC.
By:	/s/ Clark A. Johnson
	Name:	Clark A. Johnson
	Title:	President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clark A. Johnson and Marc L. Panoff, jointly and severally, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, the Registrant has been signed by the following persons in the capacities indicated on April 7, 2011.

/s/ Clark A. Johnson Clark A. Johnson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Marc L. Panoff Marc L. Panoff	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Christine V. Sapan Christine V. Sapan, Ph.D.	Executive Vice President, Chief Development Officer

/s/ Martin J. Kaplitt Martin J. Kaplitt, M.D.	Chairman of the Board

/s/ Cornelius E. Golding Cornelius E. Golding	Director

/s/ Reginald L. Hardy Reginald L. Hardy	Director

/s/ Jeffrey B. Reich Jeffrey B. Reich	Director

/s/ Elliott H. Singer Elliot H. Singer	Director

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement).